EXHIBIT 10.31

                                Mark A. Marsella
                        67 Shore Road, Clinton, CT 06418

   March 29, 1996

   Curtis L. Alliston
   National Diagnostics, Inc.
   737 B West Brandon Blvd.
   Brandon, FL 33511

   Re: Consulting Services

   Dear Mr. Alliston,

   Our recent meeting provided the opportunity to understand your innovative management style and vision for National Diagnostics, Inc. "NATD". As we discussed, automated systems and information management are making significant contributions to NATD's overall efficiency and patient satisfaction. While the current systems architecture has the capacity to support internal growth, a strategic automation plan would be required to assess the impact, and detail the integration of patient records, billing information and business policies associated with a large acquisition. To structure NATD's information systems for the growth and special integration required to merge business systems during anticipated acquisitions, I propose to develop and maintain a strategic information technology plan. The plan will provide the basis for:

        -    Assessing the value of current software and scheduled upgrades
        - Developing "Fault Tolerant" operational practices (low cost failure/recovery options)
        - Evaluating costs associated with merging or converting different information systems
        -    Designing a modular system architecture to reduce hardware costs
        - Creating an efficient archival methodology for patient information and records
        - Managing the costs of complying with diverse governmental and insurance regulations
        -    Implementing employee training and update policies

   My recent tour of National Diagnostics, Inc.'s Brandon facility provided the operational overview required to outline the plan. During the next 45 days, I will work with you to develop, review, and finalize a strategic automation plan. Following the completion of the plan, I will periodically update the plan to reflect NATD's operating practices and business conditions.

   The ability to efficiently process patient information/records, schedule diagnostic procedures, bill the appropriate payer (using the proper format), provides a competitive advantage for NATD while contributing to a patient friendly facility. The rapid increases in capacity and workload associated with a major acquisition could require hardware upgrades, additional software and employee training/retraining. Proper planning is vital to insuring that any changes do not have a negative impact on current operations. In fact as the overall system of centers expands a properly designed system will enhance the quality of services provided will maintaining the lowest possible operating cost.

   As compensation for my services in providing the strategic automation plan and ongoing review services, NATD will pay one hundred and fifty dollars ($150.00) per hour consulting charge not to exceed fifteen thousand dollars ($15,000.00) for the initial plan and 12 months of update access. (NATD will reimbursed me for any approved travel to complete the plan or updates). In addition, NATD will issue warrants to purchase a total of one hundred thousand (100,00) shares of NATD common stock at @ $3.00 per share exercisable until the twelfth month anniversary of this letter. Neither the options, nor the shares will be registered under the Securities Act. I will enter into a registration rights agreement with NATD granting one-time demand and one-time "piggyback" registration rights, at no expense to me, which will expire on the same date as the options, and which will contain other customary provisions.

   Kindly sign in the space below to confirm that this letter correctly sets forth our agreement.

   Very truly yours,


   Mark A. Marsella

   Accepted by

   Curtis L. Alliston, President and Chief Operating Officer

   cc: Jugal Taneja, Chairman of the Board